                       ASSET PURCHASE AND SALE AGREEMENT


                          Dated as of August 27, 1997

                                 by and between


                     INTERMEDIA PARTNERS OF CAROLINA, L.P.
                                      and
                           ROBIN CABLE SYSTEMS, L.P.
                                   as Sellers


                                      and


                        NORTHLAND CABLE TELEVISION, INC.
                                    as Buyer

                               TABLE OF CONTENTS

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
ARTICLE 1 Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
  1.1     Accounts Payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
  1.2     Accounts Receivable   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
  1.3     Affiliate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
  1.4     Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
  1.5     Assumed Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
  1.6     Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
  1.7     Authorities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
  1.8     Basic Subscriber  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
  1.9     Basic Subscriber Rate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
  1.10    Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
  1.11    Business Day  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
  1.12    Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
  1.13    Communications Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
  1.14    Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
  1.15    Current Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
  1.16    Current Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
  1.17    Deferred Revenue  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
  1.18    Equipment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
  1.19    Excluded Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
  1.20    FCC   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
  1.21    Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
  1.22    Franchises  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
  1.23    Franchise Areas   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
  1.24    GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
  1.25    Governmental Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
  1.26    Governmental Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
  1.27    Intangibles   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
  1.28    Legal Rules   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
  1.29    Necessary Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
  1.30    Nonstandard Charges   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  1.31    Other Current Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  1.32    Prepaid Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  1.33    Real Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  1.34    Required Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  1.35    Rules and Regulations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  1.36    Signals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  1.37    Subscriber  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  1.38    Subscriber Adjustment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  1.39    Systems   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  1.40    Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
  1.41    Working Capital Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
  1.42    Other Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE 2 Purchase and Sale   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
  2.1     Purchase and Sale of Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
  2.2     Assumed Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
  2.3     Purchase Price and Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
  2.4     Preliminary and Final Adjustments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
  2.5     Disputed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
  2.6     Completion of Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
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ARTICLE 3 Representations and Warranties of Sellers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  3.1     Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  3.2     Sellers' Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  3.3     Enforceability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  3.4     Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
  3.5     Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
  3.6     Compliance with Other Instruments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
  3.7     Complete System   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
  3.8     Title and Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
  3.9     Cable Plant and Homes Passed  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
  3.10    Franchises  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
  3.11    Authorities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
  3.12    Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
  3.13    Real Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
  3.14    Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
  3.15    Carriage of Signals and Channel Capacity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
  3.16    FCC and Copyright   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
  3.17    Profit and Loss Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
  3.18    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
  3.19    Employees and Employee Benefits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
  3.20    Commissions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE 4 Representations and Warranties of Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
  4.1     Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
  4.2     Buyer Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
  4.3     Enforceability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
  4.4     Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
  4.5     Compliance with Other Instruments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
  4.6     Commissions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE 5 Covenants of Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
  5.1     Access to System  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
  5.2     Continuity and Maintenance of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
  5.3     Compliance with Contracts and Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
  5.4     Adverse Changes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
  5.5     Line Extensions and Rebuilds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
  5.6     Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE 6 Other Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
  6.1     Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
  6.2     HSR Notification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  6.3     Required Consents and Estoppel Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
  6.4     Franchise Transfer Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
  6.5     Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE 7 Conditions Precedent to Obligations of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
  7.1     Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
  7.2     Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE 8 Conditions Precedent to Obligations of Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
  8.1     Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
  8.2     Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE 9 Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  9.1     Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
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  9.2     Closing Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE 10 Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
  10.1    Indemnification by Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
  10.2    Indemnification by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
  10.3    Notice and Right To Defend Third-Party Claims   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
  10.4    Notice and Right to Remediate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
  10.5    Mitigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
  10.6    Exclusive Remedy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE 11 Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
  11.1    Termination Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
  11.2    Manner of Exercise  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
  11.3    Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE 12 General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
  12.1    Covenant Not To Sue and Nonrecourse to Partners   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
  12.2    Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
  12.3    Parties in Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
  12.4    Time of Essence   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
  12.5    Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
  12.6    Amendment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
  12.7    Terms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
  12.8    Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
  12.9    Entire Understanding; Schedules   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
  12.10   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
  12.11   Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
  12.12   Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
  12.13   Further Acts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
  12.14   Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
  12.15   Attorneys' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
  12.16   Judicial Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
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EXHIBITS

Exhibit A                       Escrow Agreement
Exhibit B                       Franchise Consent Form
Exhibit C                       Assignment, Assumption & Consent - Leases
Exhibit D                       Assignment, Assumption & Consent - Contracts
Exhibit E                       Receipt
Exhibit F                       Bill of Sale
Exhibit G                       FIRPTA Certificate
Exhibit H                       Certificate of Sellers
Exhibit I                       Opinion of Sellers' Counsel
Exhibit J                       Assumption Agreement
Exhibit K                       Opinion of Buyer's Counsel
Exhibit L                       Certificate of Buyer
Exhibit M                       Post-Closing Escrow Agreement


SCHEDULES
---------

Schedule 1                      The Businesses (including Rate Schedules)
Schedule 1.5                    Assumed Contracts
Schedule 1.18                   Vehicles
Schedule 1.19                   Excluded Assets
Schedule 1.22                   Franchises
Schedule 1.29                   Necessary Consents
Schedule 1.34                   Required Consents
Schedule 2.3                    Purchase Price Allocation
Schedule 3.12                   Contracts and Instruments
Schedule 3.13                   Real Property
Schedule 3.14                   Environmental Disclosure
Schedule 3.17(a)                Financial Statements
Schedule 3.17(b)                Material Changes
Schedule 3.18                   Litigation
Schedule 3.19(a)                Employees and Employment Agreement
Schedule 3.19(b)                Collective Agreements
Schedule 3.19(c)                Employment Benefit Plans
Schedule 6.5(d)                 Sellers' Welfare Plans




                                        -iv-                 ASSET PURCHASE
                                                             AND SALE AGREEMENT

                       ASSET PURCHASE AND SALE AGREEMENT


         THIS ASSET PURCHASE AND SALE AGREEMENT is made as of August 27, 1997, by and between INTERMEDIA PARTNERS OF CAROLINA, L.P., a California limited partnership ("IP-Carolina"), and ROBIN CABLE SYSTEMS, L.P., a California limited partnership ("RCS," and together with IP-Carolina, each referred to herein individually as "Seller," and collectively as "Sellers"), and NORTHLAND CABLE TELEVISION, INC. ("Buyer").

                                    RECITALS

         A. RCS, through its ownership and operation of various assets, provides cable television and related services to subscribers located in the vicinities of Aiken, Allendale, Barnwell, Bamberg, Edgefield, McCormick, Saluda and Ware Shoals, South Carolina, including all franchised communities listed on
SCHEDULE 1 (the "A System").

         B. IP-Carolina, through its ownership and operation of various assets, provides cable television and related services to subscribers located in the vicinity of Bennettsville, South Carolina, including all franchised communities listed on SCHEDULE 1 (the "B System") and Greenwood, South Carolina, including all franchised communities listed on SCHEDULE 1 (the "C System," and together with the A System and the B System, the "Systems").

         C. Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, subject to the terms and conditions contained in this Agreement, substantially all of the assets, rights, privileges, interests, business and properties owned, leased, held or utilized by Sellers to operate and maintain the Systems.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, Sellers and Buyer agree as follows:


                                   ARTICLE 1

                                  Definitions

         As used in this Agreement, the following terms shall have the following meanings:

         1.1 Accounts Payable. The book value of all accounts payable of the Systems relating to the conduct of the Businesses determined as of the Closing Date in accordance with GAAP on a basis consistent with the application of such principles in the preparation of the Financial Statements.

         1.2  Accounts Receivable.  All accounts receivable of the





                                        -1-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT

Sellers representing amounts owed to the Sellers in connection with their operation of the Businesses.

         1.3 Affiliate. With respect to any person or entity, any other person or entity owning a majority interest in or controlling such person or entity, or owned or controlled by or under common ownership or control with such person or entity, where "control" (and its corollaries) includes ownership of interests representing a majority of total voting power in an entity, and "ownership" (and its corollaries) includes ownership of a majority of the equity interests in an entity.

         1.4 Agreement. This Asset Purchase and Sale Agreement dated as of August 27, 1997 between Sellers and Buyer, as the same may be amended from time to time.

         1.5 Assumed Contracts. All contracts of the Businesses as set forth on SCHEDULE 1.5.

         1.6 Assets. All of Sellers' right, title and interest in all properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description that are owned, leased, held for or used exclusively in the Businesses in which Sellers have any right, title or interest or in which Sellers acquire any right, title or interest on or before the Closing Date, including Governmental Permits, Intangibles, Contracts, Equipment and Real Property, but excluding any Excluded Assets.

         1.7 Authorities. Any and all approvals, consents, rights, certificates, orders, franchises, determinations, permissions, licenses, authorities or grants issued, noticed, declared, designated or promulgated by any Governmental Authority; excluding, however, the Franchises.

         1.8 Basic Subscriber. As of any date and for each Franchise Area served by the Systems, without duplication, the aggregate of all of the following which are receiving basic cable television service ("Basic Services") provided by the Systems: (a) private residential customer accounts that are billed by individual unit (regardless of whether such accounts are in single family homes or in individually billed units in apartment houses and other multi-unit buildings) (excluding Nonstandard Charges (as defined herein)) each of which shall be counted as one "Basic Subscriber;" and (b) all commercial, bulk-billed and other accounts not billed by individual unit, such as hotels, motels, apartment houses and multi-family homes, provided that the number of "Basic Subscribers" serviced by each such account shall be deemed to be an amount equal to the quotient of (x) the aggregate monthly Basic Services revenue and expanded basic cable television service revenue derived by the Systems from such accounts (excluding any Nonstandard Charges), in each case for the last calendar month preceding the date of such determination, divided by (y) the Basic Subscriber Rate in effect on the date of such





                                        -2-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT
determination. Notwithstanding the foregoing, the term "Basic Subscriber" shall not include any commercial, residential or other subscriber who (A) has not paid for at least one (1) month of service, or (B) is more than sixty (60) days delinquent from the date of billing on five dollars ($5.00) or more due to either Seller.

         1.9 Basic Subscriber Rate. For each Franchise Area, the monthly fees and charges for the provision of both "basic service" and "expanded basic service" (as such terms are customarily used in the cable television industry and excluding any charges for additional outlets and installation fees and revenues derived from the rental of converters, remote control devices and other like charges for equipment) charged to customers served by the Systems, as of the end of the last full month prior to the Closing Date.

         1.10 Businesses. The individual cable television businesses conducted by Sellers on the date of this Agreement through the Systems in the Franchise Areas, as described on SCHEDULE 1.

         1.11 Business Day. Any day other than Saturday, Sunday or a day on which banking institutions in either San Francisco, California or New York, New York are required or authorized to be closed.

         1.12  Code.  The Internal Revenue Code of 1986, as amended.

         1.13 Communications Act. The Communications Act of 1934, as amended, including, but not limited to, by the Cable Communication Policy Act of 1984 and by the Cable Television Consumer Protection and Competition Act of 1992, and the rules and regulations promulgated thereunder.

         1.14 Contracts. Any and all leases of real and personal property, private easements, rights-of-way, rights of access, contracts for easements, pole line or pole attachment agreements, joint line agreements, underground conduit agreements, wire or cable crossing agreements, contracts with Subscribers, bulk and commercial service agreements relating to the Systems, and any other agreements with third parties relating to the Systems.

         1.15 Current Assets. The sum of (a) Accounts Receivable as of the Closing Date which have not been outstanding for more than ninety (90) days, net of any credit balances due to subscribers, and (b) Prepaid Expenses.

         1.16 Current Liabilities. The sum of (a) Accounts Payable, (b) Deferred Revenue, and (c) Other Current Liabilities.

         1.17  Deferred Revenue.  Liabilities to Subscribers





                                        -3-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT
representing advance billings for services to be performed by Buyer after the Closing Date.

         1.18 Equipment. All electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, power supplies, conduit, vaults and pedestals, grounding and pole hardware, Subscriber's devices (including converters, encoders, transformers behind television sets and fittings), headend hardware (including origination, earth stations, transmission and distribution system), test equipment, vehicles and other tangible personal property owned, leased, used or held for use in the Businesses. SCHEDULE 1.18 lists each vehicle owned, used or held for use in the Businesses.

         1.19 Excluded Assets. All (a) insurance policies and rights and claims thereunder; (b) bonds, letters of credit, surety instruments, notes and other similar items; (c) cash and cash equivalents; (d) Sellers' rights under any agreement governing or evidencing an obligation of any Seller for borrowed money; (e) Sellers' rights under any contract, license, authorization, agreement or commitment other than those creating or evidencing Assumed Contracts; (f) claims, rights and interests in and to any refunds for federal, state or local franchise, income or other taxes or fees (including, without limitation, copyright fees) of any nature whatsoever relating to such taxes or fees payable for taxable periods, or portions thereof, ending on or prior to the Closing Date; (g) assets or properties owned by Sellers that are unrelated to the Businesses; (h) assets of any Employee Plan or arrangement, except as expressly provided in Section 6.5; (i) Sellers' names and all trademarks, servicemarks and copyrights owned by Sellers; (j) Sellers' billing contracts; provided that Sellers shall offer Buyer billing services related to the Businesses at Sellers' actual cost at the time of providing such service, for a period of ninety (90) days following the Closing, which period shall be extended at Buyer's option for an additional thirty (30) days, and shall cooperate with Buyer to effect the transition of billing services from Sellers' service provider to Buyer's service provider; (k) programming and carriage agreements, except as described on SCHEDULE 6.6; and (l) the assets described on SCHEDULE 1.19.

         1.20 FCC. The Federal Communications Commission or any successor agency.

         1.21  Financial Statements.  The financial statements attached as
SCHEDULE 3.17(a) and described in Section 3.17(a).

         1.22  Franchises.  The franchises set forth on SCHEDULE 1.22 hereof.

         1.23 Franchise Areas. The areas in which Sellers are authorized to provide cable television service under the Franchises, and the areas, if any, served by the Systems in which Sellers provide cable television service without a





                                        -4-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT

Franchise.

         1.24 GAAP. Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

         1.25 Governmental Authority. Any nation or government, any state, province or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         1.26 Governmental Permits. All franchises, approvals, authorizations, permits, licenses, easements, registrations, qualifications, leases and similar rights obtained from any Governmental Authority.

         1.27 Intangibles. All intangible assets, including subscriber lists, accounts receivable, claims (excluding any claims relating to Excluded Assets), patents, copyrights and goodwill, if any, owned, used or held for use in the Businesses.

         1.28 Legal Rules. The requirements of all federal, state, municipal or local laws, codes, statutes, ordinances, orders, judgments, decrees, injunctions, franchises, determinations, approvals, rules, regulations, permits, licenses, authorizations, certificates, notices, demand letters, circulars, opinion letters and directions, of all Governmental Authorities.

         1.29 Necessary Consents. All material franchises, licenses, authorizations, approvals and consents required under Governmental Permits, Contracts or otherwise for (a) Sellers to transfer the Assets and the Businesses to Buyer, (b) Buyer to conduct the Businesses and to own, lease, use and operate the Assets at the places and in the manner in which the Businesses are conducted as of the date of this Agreement and on the Closing Date and (c) Buyer to assume and perform the Governmental Permits and Contracts. SCHEDULE
1.29 sets forth all Necessary Consents.

         1.30 Nonstandard Charges. Any charges for taxes, second connects, additional outlets, installation fees, deposits and other non- recurring items and any charges for the rental of converters, remote control devices and other like charges for equipment.

         1.31 Other Current Liabilities. All current liabilities (including, but not limited to, accrued vacation pay of





                                        -5-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT
employees of Sellers, subscriber security deposits and customer advance payments, but excluding (i) Accounts Payable and (ii) Deferred Revenue) of the Systems relating to the conduct of the Businesses determined as of the Closing Date in accordance with GAAP on a basis consistent with the application of such principles in the preparation of the Financial Statements.

         1.32 Prepaid Expenses. The book value of prepaid expenses and miscellaneous prepaids (in each case, only to the extent constituting a current asset) of the Systems with respect to the Businesses determined as of the Closing Date in accordance with GAAP on a basis consistent with the application of such principles in the preparation of the Financial Statements, to the extent that such prepaid expenses will accrue to the benefit of Buyer upon and after the Closing Date.

         1.33 Real Property. All assets consisting of realty, including appurtenances, improvements and fixtures located on such realty, and any other interests in real property, including fee interests in Sellers' offices and headend sites and leasehold interests and easements, licenses, rights-of-way or other real property rights used or held for use in the Businesses, but excluding any Excluded Assets.

         1.34 Required Consents. Those Necessary Consents which must be obtained prior to Closing. SCHEDULE 1.34 sets forth all Required Consents.

         1.35 Rules and Regulations. Rules and Regulations of the FCC, as in effect from time to time.

         1.36 Signals. The transmissions, except radio signals (whether television, satellite or otherwise), of video programming or other information that the Systems make available to all Subscribers generally.

         1.37  Subscriber.  A Basic Subscriber of the Systems.

         1.38 Subscriber Adjustment. An amount equal to the product of (x) $1,925 and (y) the difference between 47,000 and the actual number of Basic Subscribers in the Systems as of the Closing Date if such difference is greater than 470.

         1.39 Systems. The individual cable television reception and distribution systems operated in the conduct of the Businesses, each of which is capable of being operated, without modification, as an independent system without interconnections to other systems.

         1.40 Taxes. Any and all governmental or quasi-governmental fees (including, without limitation, license, filing and registration fees), taxes (including, without limitation, income, gross receipts, franchise, sales, use, property, real or personal, tangible or intangible taxes), interest





                                        -6-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT
equalization and stamp taxes, assessments, levies, imposts, duties, charges, required contributions or withholdings of any kind or nature whatsoever, together with any and all penalties, fines or interest thereon. For purposes of determining any Tax cost or Tax benefit to any person, such amount will be the actual cost or benefit recognized by such person at the time of actual payment of the additional Tax or actual recognition of the Tax benefit. In the event that any payment or other amount is required to be determined on an after-Tax basis, such payment or other amount will initially be determined without regard to any Tax cost or Tax benefit not actually recognized currently, and appropriate adjustments will be made when and to the extent that such Tax cost or Tax benefit is actually recognized.

         1.41  Working Capital Adjustment.  The number obtained by subtracting
(x) the sum of the Current Liabilities existing (as defined and determined in accordance with GAAP) of Seller existing on the Closing Date which constitute assumed Current Liabilities, from (y) the sum of the Current Assets (as defined and determined in accordance with GAAP, except that inventory and cash shall not be included as a current asset) of Sellers on the Closing Date which are included within the Assets.

         1.42 Other Definitions. In addition, the following terms have the meanings given them in the following sections:


Term                                                                          Section
----                                                                          -------
Adjustment Time                                                               2.3(d)
Buyer's DC Plan                                                               6.5(c)
Buyer's Welfare Plans                                                         6.5(d)
CLI                                                                           3.16(a)
Closing                                                                       2.6
Closing Date                                                                  2.6
COBRA                                                                         6.5(d)(ii)(B)
Copyright Act                                                                 3.15
Deposit                                                                       2.3(c)
Employee Plans                                                                3.19(c)
Employment Transfer Date                                                      6.5(d)
Environmental Law                                                             3.14(b)
ERISA                                                                         3.19(c)
ERISA Affiliate                                                               6.5(b)
Final Adjustments Report                                                      2.4(b)
Hazardous Substance                                                           3.14(c)
HSR Act                                                                       6.2
HSR Adjustment                                                                6.2
Indemnifiable Damages                                                         10.1(a)
Indemnitee                                                                    10.3(a)
Indemnitor                                                                    10.3(a)
Lien                                                                          3.8
New Employees                                                                 6.5(a)
Nonrecourse                                                                   12.1(b)
Nontransferring Employees                                                     6.5(a)
Preliminary Adjustments Report                                                2.4(a)





                                        -7-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT

Prospective Employees                                                         6.5(a)
Purchase Price                                                                2.3(a)
Sellers' DC Plan                                                              6.5(c)
Sellers' Welfare Plans                                                        6.5(d)(i)
Transaction Document                                                          12.1(a)


                                   ARTICLE 2

                               Purchase and Sale

         2.1 Purchase and Sale of Assets. Subject to the terms and conditions hereinafter set forth, Buyer hereby agrees to purchase from Sellers, and Sellers hereby agree to sell to Buyer, the Assets. Sellers will retain, and Buyer hereby does not purchase, the Excluded Assets.

         2.2  Assumed Obligations.  Concurrently with the purchase described in
Section 2.1 and subject to the terms and conditions hereinafter set forth, Buyer shall assume and agree to pay when due, and perform, those obligations, but only those obligations, that (i) constitute the Current Liabilities, (ii) arise on or after the Closing Date under all Franchises and Assumed Contracts, or (iii) arise out of its ownership and operation of the Assets after the Closing Date.

         2.3  Purchase Price and Payment.

         (a) The consideration to be paid for the Assets shall be ninety million, four hundred seventy-five thousand dollars ($90,475,000) in cash adjusted as hereinafter provided (the "Purchase Price"). SCHEDULE 2.3 sets forth the manner in which the Purchase Price is to be allocated among the Assets. Notwithstanding the foregoing, in the event that after the adjustments the Purchase Price is less than eighty-five million, nine hundred fifty-one thousand, two hundred and fifty dollars ($85,951,250), at Seller's option, this Agreement may be terminated prior to Closing and, if so terminated, the parties shall have no further rights or obligations hereunder, except for the respective obligations of the parties under Sections 6.1, 12.1 and 12.14.

         (b)  On the Closing Date, the Purchase Price shall be:

                 (i)  either

                          (A) decreased by the Working Capital Adjustment to the extent it is a negative amount as of the Closing Date; or

                          (B) increased by the Working Capital Adjustment to the extent it is a positive amount as of the Closing Date; and

                 (ii)  either increased (up to a maximum of





                                        -8-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT

                  $4,523,750) or decreased, as the case may be, for the Subscriber Adjustment, if any.

         (c) To secure Buyer's obligations under this Agreement and the agreement to be entered into in connection with the acquisition by Buyer of cable systems located in Royston and Toccoa, Georgia, among others (the "Royston/Toccoa Sale"), immediately upon execution of this Agreement, Buyer shall either (i) deposit the amount of $1,000,000 into an escrow account, under an escrow agreement, the form of which is attached hereto as EXHIBIT A (the "Escrow Agreement"), or (ii) obtain an irrevocable letter of credit in favor of the Seller in the amount of $1,000,000 issued by a financial institution reasonably acceptable to the Seller (in either case, the "Deposit").

         (d) All revenues and all expenses arising from the operations of the Systems until 12:01 a.m. on the Closing Date (the "Adjustment Time") shall be prorated between Buyer and Sellers as of the Adjustment Time in accordance with GAAP on the principle that Sellers shall receive all revenues (other than with respect to Accounts Receivable being purchased by Buyer hereunder) and shall be responsible for all expenses, costs and liabilities allocable to the period prior to the Adjustment Time and Buyer shall receive all revenues and shall be responsible for all expenses, costs and liabilities allocable to the period after the Adjustment Time.

         2.4 Preliminary and Final Adjustments. Preliminary and final adjustments to the Purchase Price will be determined as follows:

         (a) At least ten (10) Business Days prior to the Closing Date, Sellers will deliver to Buyer a report (the "Preliminary Adjustments Report"), prepared in good faith and on a reasonable basis and in a manner consistent with the Financial Statements, setting forth in reasonable detail a pro forma determination as of the Closing Date of the adjustments and prorations set forth in Section 2.3. The Preliminary Adjustments Report shall: (i) contain all information reasonably necessary to determine such adjustments and prorations and such other information as may be reasonably requested by Buyer;
(ii) be prepared in accordance with GAAP; and (iii) be certified by an authorized officer of Sellers to be true, correct and complete as of the date thereof. Within five (5) Business Days after receipt of such report, Buyer shall give Sellers written notice of any objections. If Buyer makes any such objections, the parties shall agree on the amount, if any, which is not in dispute within two (2) Business Days after Sellers' receipt of Buyer's objections thereto. Any undisputed amounts shall be paid by the party responsible therefor to the other party upon the Closing, and the remaining disputed amounts shall be determined in the Final Adjustments Report.

         (b)     Within sixty (60) days after the Closing Date, Buyer




                                        -9-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT
shall deliver to Sellers a report (the "Final Adjustments Report"), prepared in good faith and on a reasonable basis and similarly certified by Buyer, setting forth in reasonable detail the final determination of all adjustments that were not calculated as of the Closing Date and containing any corrections to the Preliminary Adjustments Report.

         (c) Within fifteen (15) days after receipt of the Final Adjustments Report, Sellers shall notify Buyer of its objections, if any. Any amount which is not in dispute shall, within five (5) Business Days of the expiration of the review period, be paid in cash by wire or interbank transfer in immediately available funds as follows: (i) if the Purchase Price calculated based on the Final Adjustments Report is greater than the Purchase Price calculated based on the Preliminary Adjustments Report, Buyer shall pay such difference to Sellers, or (ii) if the Purchase Price is less, Sellers shall pay such difference to Buyer. In the event any payment required by this Section 2.4(c) or by Section 2.4(d) is not made when due, Sellers or Buyer, as appropriate, shall make the payment required by this Section 2.4(c) with interest accruing from the date such payment was due at a rate of ten percent (10%) per annum.

         (d) Any disputed amounts will be determined within ninety (90) days after the Closing Date by the San Francisco, California office of the accounting firm of Price Waterhouse, whose determination will be conclusive. Sellers and Buyer will bear equally the fees and expenses payable to such firm in connection with such determination. The payment required after determination of all disputed amounts will be made by the responsible party by wire transfer of immediately available funds to the other party within three
(3) Business Days after the final determination.

         2.5 Disputed Liabilities. If a proration or adjustment to the Purchase Price is made in Buyer's favor for any liability assumed by Buyer but is in good faith being contested by Sellers as of the Closing Date, and if Buyer is relieved of this liability, Buyer shall pay to Sellers or its designee in cash (by means of wire or interbank transfer in immediately available funds) an amount equal to the portion of this liability so relieved within five (5) Business Days after the date Buyer is relieved of this liability. In the event any payment required by this Section 2.5 is not made by Buyer when due, Buyer shall make the payment required by this Section 2.5 with interest accruing from the date Buyer was relieved of such liability at a rate of ten percent (10%) per annum.

         2.6 Completion of Purchase and Sale. The purchase and sale of the Assets shall be completed in accordance with Article 9 (the "Closing"). Within five (5) Business Days of fulfillment of all conditions to Closing, Buyer and Sellers shall mutually agree upon the date of Closing (the "Closing Date"), which date shall not be later than December 31, 1997.





                                       -10-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT

The Closing shall take place in the offices of Pillsbury Madison & Sutro LLP, 235 Montgomery Street, San Francisco, California 94104.


                                   ARTICLE 3

                   Representations and Warranties of Sellers

         As a material inducement to Buyer to enter into this Agreement, each Seller, severally and not jointly, represents and warrants to Buyer the following:

         3.1 Organization and Qualification. Each Seller is a limited partnership duly organized, validly existing and in good standing under the laws of California and has all requisite power and authority to own, lease and use the Assets as they are currently owned, leased and used and to conduct the Businesses as currently conducted. Each Seller is duly qualified or licensed to do business and is in good standing under the laws of the State of South Carolina.

         3.2 Sellers' Authority. Each Seller has the partnership right, power, legal capacity and authority to execute, deliver and (subject to the receipt of the Necessary Consents) perform its obligations under this Agreement and the documents, instruments and certificates to be executed and delivered by Sellers pursuant to this Agreement. The execution and delivery of, and performance of the obligations contained in, this Agreement by each Seller and the transactions contemplated hereby have been, and all documents, instruments and certificates have been or as of the Closing will be, duly authorized by all necessary partnership action on the part of each Seller.

         3.3 Enforceability. The terms and provisions of this Agreement and all documents, instruments and certificates made or delivered from time to time by Sellers hereunder and thereunder constitute valid and legally binding obligations of Sellers, enforceable against Sellers in accordance with the terms hereof and thereof, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting generally the enforcement of creditors' rights and by general principles of equity.

         3.4 Approvals. SCHEDULE 1.29 sets forth all Necessary Consents. Except for the Necessary Consents and compliance with the HSR Act, the execution, delivery and performance of this Agreement by Sellers does not require any material consent which has not been made, given or otherwise accomplished.

         3.5 Compliance with Laws. Each Seller is in material compliance with all Legal Rules imposed by any Governmental Authority having jurisdiction over Sellers, the Businesses, the Assets or the Systems, and of any jurisdiction in which the





                                       -11-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT

Systems are being operated or conducted, including, but not limited to, the Communications Act.

         3.6  Compliance with Other Instruments.

         (a) The execution and delivery of this Agreement and (subject to the receipt of the Necessary Consents) the consummation of the transactions contemplated hereunder do not and will not result in a breach or violation of any term or provision of, or result in the imposition of any Lien upon any Assets or any properties of Sellers pursuant to, or constitute a breach or default (including any event that, with the passage of time or giving of notice, or both, would become a breach or default) under the partnership agreement of either Seller or under any material contract, agreement, Authority, Legal Rule, license, lease, indenture, mortgage, loan agreement or note, as to which either Seller is a party or by which any of the Assets may be affected, except for such breaches or violations as would not have a material adverse effect on the Businesses or materially impair the ability of either Seller to perform its obligations under this Agreement.

         (b) Each Seller has complied with all provisions of and is not in breach or default (including any event that, with the passage of time or giving of notice, or both, would become a breach or default) under its partnership agreement or any contract, lease, instrument affecting any parcel of real property, authority or franchise, or obligation to which it is a party or by which it is or any of the Assets may be bound or affected, except for such breaches or violations as would not have a material adverse effect on the Businesses or materially impair the ability of Sellers to operate their businesses as presently operated.

         3.7 Complete System. The Assets constitute fully operational cable television systems and include the assets, properties, franchises, licenses, permits, consents, certificates, authorities, operating rights, leases, easements, licenses, rights-of-way, contracts, agreements, commitments and arrangements (excluding programming and carriage agreements) necessary to operate and maintain the same as operated and maintained on the date hereof.

         3.8  Title and Encumbrances.   Sellers have good title to and
possession of all of the Assets, free and clear of all Liens, except for the Permitted Liens. A "Lien" is any interest in property securing an obligation, whether such interest is based on common law, statute or contract, and including, but not limited to, any security interest or lien arising from a mortgage, claim, encumbrance, pledge, charge, easement, servitude, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall also include reservations, exceptions, covenants, conditions, restrictions, leases, subleases, licenses, occupancy agreements, pledges, equities,





                                       -12-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT
charges, assessments, covenants, reservations, defects in title, encroachments and other burdens, and other title exceptions and encumbrances affecting property of any nature, whether accrued or unaccrued, or absolute or contingent. "Permitted Liens" are (a) Liens for taxes not yet due and payable;
(b) any carrier's, warehousemen's, mechanic's, materialmen's, repairmen's or other like lien arising in the ordinary course of business; (c) easements, rights-of-way, restrictions, minor encroachments and other similar nonmonetary encumbrances (i) incurred in the ordinary course of business, and (ii) which do not render the Asset subject thereto unusable for the purpose intended, materially detract from the value of the Asset or interfere with the ordinary use of the Asset in the ordinary course of business; and (d) in the case of real property leased to Seller, the rights of the fee owner and any lien encumbering the fee interest in such property.

         3.9  Cable Plant and Homes Passed.

         As of the Closing Date, the A System will pass no fewer than forty-eight thousand three hundred (48,300) homes and will consist of no greater than eleven hundred seventy (1,170) miles of cable plant, the B System will pass no fewer than nine thousand ninety (9,090) homes and will consist of no greater than one hundred eighty (180) miles of cable plant, and the C System shall pass no fewer than twenty-three thousand seventy-five (23,075) homes and will consist of no greater than four hundred ninety (490) miles of cable plant.

         3.10  Franchises.

         (a) SCHEDULE 1.22 lists each Franchise held by Sellers in connection with the operation or maintenance of the Systems, and the coverage area serviced thereby.

         (b) To Sellers' knowledge, each Franchise is in full force and effect and no proceeding to revoke, cancel, encumber or adversely affect in any manner any such Franchise has been initiated or threatened, and Sellers are in material compliance therewith.

         3.11 Authorities. Sellers have all Authorities that are necessary to carry on the business of the Systems as conducted on the date hereof, except for such Authorities the failure of which to obtain would not have a material adverse effect on the Systems. To Sellers' knowledge, each such Authority is in full force and effect and no proceeding to revoke, cancel, encumber or adversely affect in any manner any such Authority has been initiated or threatened, and Sellers are in material compliance therewith.





                                       -13-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT

         3.12 Contracts. SCHEDULE 3.12 lists all presently effective Contracts that are material to the conduct of the Businesses as they are now conducted. Copies of such Contracts as currently in effect have been, or prior to the Closing will be, made available to Buyer. To Sellers' knowledge, each Contract is in full force and effect and no action to revoke, cancel or adversely affect in any manner any such Contract has been initiated or threatened, and Sellers are in material compliance therewith.

         3.13  Real Property.

         SCHEDULE 3.13 contains a list of all Real Property owned in fee or leased by Sellers which is used for headend equipment, microwave equipment and satellite earth receiving stations and related facilities, tower and antenna sites and office facilities in connection with the Systems.

         3.14  Environmental Laws.

         (a) Except as disclosed on SCHEDULE 3.14, to Sellers' Actual
Knowledge: (i) none of Sellers' operations on the Real Property is currently subject to any judicial or administrative proceeding alleging the violation of an Environmental Law; (ii) none of the Real Property is the subject of any investigation by any Governmental Authority concerning any release of any Hazardous Substance on the Real Property; (iii) Sellers have not filed any written notice under any Environmental Law indicating past or present treatment, storage or disposal of a hazardous waste on the Real Property or reporting a spill or release of a Hazardous Substance into the environment from its operations on the Real Property; (iv) Sellers have no material contingent liability in connection with any release of any Hazardous Substance into the environment from the Real Property; (v) no lien in favor of any Governmental Authority for (A) any liability under Environmental Laws, or (B) damages arising from or costs incurred in response to a release of any Hazardous Substance into the environment has been filed or attached to any of the Real Property; and (vi) no underground storage tanks are currently located on the Real Property and no building or other structure on the Real Property contains friable asbestos.

         (b) "Environmental Law" means a law, regulation, statute or ordinance pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof) including, without limitation, the following laws: (i) Clean Air Act (42 U.S.C.
Section 7401, et seq.); (ii) Clean Water Act (33 U.S.C. Section 1251, et seq.); (iii) Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); (iv) Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.); (v) Safe Drinking Water Act (42 U.S.C.
Section  300f, et seq.); and (vi) Toxic Substances Control Act (15 U.S.C.
Section 2601, et seq.).





                                       -14-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT

         (c) "Hazardous Substance" means any matter that is designated or regulated as a pollutant, contaminant or hazardous or toxic substance, constituent or waste under any Environmental Law.

         (d) "Sellers' Actual Knowledge" means that Robert J. Lewis or Rodney M. Royse has current actual knowledge of the accuracy of such statement, without any duty of investigation or inquiry.

         3.15 Carriage of Signals and Channel Capacity. Sellers have the legal right and authority, including (without limitation) all necessary authority from the FCC and the requisite compulsory copyright license under section 111 of Title 17 of the United States Code, as amended, and all rules and regulations promulgated thereunder, as amended (the "Copyright Act"), to carry and use in the conduct of the Businesses all of the Signals. Other than requests for network nonduplication and syndex protection, no written notices have been received by Sellers from the FCC or the United States Copyright Office challenging or questioning the right of Sellers or the Systems to carry or furnish any of the Signals.

         3.16  FCC and Copyright.

         (a) Sellers have Cumulative Leakage Index, as defined by the Rules and Regulations ("CLI"), monitoring equipment which is required by the Rules and Regulations, and have in connection with their CLI obligations under the Rules and Regulations (i) maintained appropriate log books and other recordkeeping, and (ii) filed all annual FCC Form 320s with the FCC.

         (b) Sellers have made all material submissions (including, without limitation, registration statements) required under the Communications Act. Sellers have delivered to Buyer complete and correct copies of all reports and filings made or filed pursuant to the Communications Act with respect to the Systems, a completed and accurate Form 393, Form 1200 Series or other FCC rate document for the Systems, and all notices alleging noncompliance with the Communications Act or the Franchises. Sellers have made all material filings required to be made with the FCC, including cable television registration statements, annual reports and aeronautical frequency usage notices. Sellers have all material FCC licenses necessary to operate the Systems and operate such licensed facilities in conformance with the terms and conditions of such licenses. The Systems are in compliance with all "must carry" requirements and have received all retransmission consents.

         (c) Sellers have deposited with the United States Copyright Office all statements of account and other documents and instruments, and paid all royalties, supplemental royalties, fees and other sums to the United States Copyright





                                       -15-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT

Office required under the Copyright Act with respect to the business and operations of the Systems as are required to obtain, hold and maintain the compulsory copyright license for cable television systems prescribed in section 111 of the Copyright Act.

         3.17  Profit and Loss Statements.

         (a) The profit and loss statements with respect to the Systems furnished by Sellers to Buyer as SCHEDULE 3.17(a), which shall include the profit and loss statements for the year ended December 31, 1996 (the "Financial Statements") (other than information described as estimated) are (i) true, complete and correct in all material respects for the respective dates and periods thereof, subject to changes resulting from normal audit and year-end adjustments; and (ii) prepared in accordance with GAAP (provided that there are no footnotes and accompanying balance sheets, statement of sources and uses of funds or statements of stockholders' equity), in each case consistently applied throughout the applicable period.

         (b) Except as disclosed on SCHEDULE 3.17(b), since June 30, 1997, there has been no material adverse change in the condition, financial or otherwise, results of operations, revenues, expenses, gross operating profits, assets or liabilities (contingent or otherwise) of the Businesses.

         3.18 Litigation. Except as set forth on SCHEDULE 3.18, (a) there is no material claim, grievance, action, proceeding or governmental investigation pending or, to Sellers' knowledge, threatened against Sellers or affecting any of the Assets or the Systems; and (b) there is no material outstanding or unsatisfied judgment, order or decree to which either Seller is a party or which involves the transactions contemplated herein.

         3.19  Employees and Employee Benefits.

         (a) Employment Agreements. SCHEDULE 3.19(a) sets forth a list of all employees of the Systems as of June 30, 1997 and the position and base compensation paid or payable to each such individual. Except as described on
SCHEDULE 3.19(a), neither Seller is a party to any written employment contract, agreement, commitment or arrangement with any individual identified on SCHEDULE 3.19(a).

         (b) Collective Agreements. Except as described in SCHEDULE 3.19(b), (i) neither Seller is party to or subject to any labor union or collective bargaining agreement with respect to any employee of the Systems,
(ii) neither Seller is party to any labor or employment dispute as it relates to the Systems and their employees, and (iii) to the knowledge of Sellers, no labor union or bargaining agent holds bargaining rights with respect to any employee of the Systems or has applied or indicated an intention to apply to be certified as the bargaining agent of any employee of the Systems.





                                       -16-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT

         (c) Employee Benefit Plans. SCHEDULE 3.19(c) lists each pension benefit, welfare benefit, stock option, stock purchase, disability, vacation pay, incentive bonus, severance pay, deferred compensation, supplemental income or other employee benefit plan, policy or arrangement or agreement, including each "employee benefit plan" within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by or contributed to by the Sellers covering current or former employees of the Systems or their dependents or survivors (collectively referred to as "Employee Plans"). Sellers have provided or, upon Buyer's request, will provide or make available to Buyer prior to the Closing Date complete, accurate and current copies of the plan document(s) of each Employee Plan, summary plan descriptions and other descriptive materials provided to employees and, in the case of an Employee Plan intended to qualify under section 401(a) of the Code, a copy of the most recent Internal Revenue Service determination letter of such Employee Plan's qualified status.

         (d) Employee Benefit Plan Compliance. No material liabilities, other than for payment of benefits in the ordinary course, have been incurred with respect to the Employee Plans. Having made due inquiry, Sellers:

                 (i) Know of no circumstances relating to an Employee Plan intended to qualify under section 401(a) of the Code that would likely be treated by the Internal Revenue Service as a disqualifying defect;

                 (ii) Know of no facts reasonably likely to result in any material liability (whether or not asserted as of the date hereof) of Sellers arising by virtue of any event, act or omission occurring prior to the Closing Date with respect to any Employee Plan; and

                 (iii)  Know of no liens under Code section 412(n) or ERISA section 4069(a), nor liabilities under ERISA section 4069(a) or 4201(a), in effect with respect to any Employee Plan that would have a material adverse effect on the Assets, and know of no facts reasonably likely to result in the assertion of any such liens or liabilities.

         3.20 Commissions. Neither Seller has entered into an agreement, commitment or obligation with regard to any brokerage commission or finder's fee which would be payable by Buyer arising out of the execution, delivery or performance of this Agreement or the transactions contemplated hereby. Sellers have employed Daniels & Associates and will be responsible for their fees and expenses.





                                       -17-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT

                                   ARTICLE 4

                    Representations and Warranties of Buyer

         As a material inducement to Sellers to enter into this Agreement, Buyer represents and warrants to Sellers the following for the benefit of
Sellers:

         4.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and, prior to Closing, will be authorized to transact business in all states in which the Assets are located. Buyer has all necessary corporate power and authority to own, lease and utilize its properties and assets and to engage in the business or businesses in which it is presently engaged and in the places where such property and assets are now owned, leased or utilized or as such business is now conducted.

         4.2 Buyer Authority. Buyer has the corporate right, power, legal capacity and authority to execute, deliver and perform its obligations under this Agreement and the documents, instruments and certificates to be executed and delivered by Buyer pursuant to this Agreement. The execution, delivery and performance of this Agreement by Buyer and the transactions contemplated hereby have been, and all documents, instruments and certificates have been or as of the Closing will be, duly authorized by all necessary corporate action on the part of Buyer.

         4.3 Enforceability. The terms and provisions of this Agreement and all documents, instruments and certificates made or delivered from time to time by Buyer hereunder and thereunder constitute valid and legally binding obligations of Buyer enforceable against Buyer in accordance with the terms hereof and thereof, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting generally the enforcement of creditors' rights and by general principles of equity.

         4.4 Approvals. Except for compliance with the HSR Act, the execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not require any material consent which consent has not been made, given or otherwise accomplished and satisfactory evidence thereof has been delivered to Sellers.





                                       -18-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT

         4.5  Compliance with Other Instruments.

         (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder do not and will not result in a breach or violation of any term or provision of Buyer's articles of incorporation or bylaws or under any contract, agreement, Authority, Legal Rule, license, lease, indenture, mortgage, loan agreement or note, as to which Buyer is a party, except for such breaches or violations as would not materially impair the ability of Buyer to perform its obligations under this Agreement.

         (b) Buyer has complied with all provisions of and is not in breach or default (including any event that, with the passage of time or giving of notice, or both, would become a breach or default) under its articles of incorporation or bylaws or any contract, lease, instrument affecting any parcel of real property, authority or franchise, or obligation to which it is a party or by which it is bound or affected, except for such breaches or defaults as would not materially impair the ability of Buyer to operate the Businesses as presently operated.

         4.6 Commissions. Buyer has entered into no agreement, commitment or obligation with regard to any brokerage commission or finder's fee which would be payable by Sellers arising out of the execution, delivery or performance of this Agreement or the transactions contemplated hereby.


                                   ARTICLE 5

                              Covenants of Sellers

         5.1 Access to System. Prior to the Closing Date, Sellers shall give Buyer's employees and representatives, during normal business hours and with reasonable prior notice, access to all of the properties, books, accounts, records, contracts, agreements, commitments, arrangements and documents of or relating to the Assets and the Systems, and shall permit the making of copies or extracts thereof. Prior to the Closing Date, Sellers shall furnish to Buyer and its representatives such existing documentation concerning the operation and financial condition of the Assets and the Systems as Buyer or any such representative shall reasonably request.

         5.2 Continuity and Maintenance of Operations. Except as to actions which Buyer has been advised and to which it has consented in writing and except as specifically permitted or required by this Agreement or required by any Legal Rule, Sellers shall from the date hereof to the Closing Date, operate the Businesses in the ordinary course consistent with past practices, and use reasonable efforts to preserve any beneficial business relationships with customers, suppliers and others having business dealings with it that are material to





                                       -19-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT
the Businesses and use reasonable efforts to keep available to Buyer the services of present employees of the Systems.

         5.3 Compliance with Contracts and Laws. From the date hereof to the Closing Date, Sellers shall keep in full force and effect and shall comply in all material respects with all Franchises, Authorities and material Contracts to which it is a party or by which it or the Assets may be bound or affected and which are material to the Businesses.

         5.4 Adverse Changes. From the date hereof to the Closing Date, Sellers shall promptly notify Buyer in writing of any material adverse developments affecting the Systems which become known to Sellers, including, without limitation: (a) any material adverse change in the condition, financial or otherwise, of the Systems; (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting any of the Assets or the Systems; or (c) any material notice of violation, forfeiture or complaint under any Franchise.

         5.5 Line Extensions and Rebuilds. All line extensions made by Sellers from the date hereof until the Closing Date shall be built and spaced to operate at a minimum of 450 MHz. On the Closing Date, Buyer shall reimburse Sellers for any and all rebuild expenditures incurred by Sellers and approved by Buyer from the date hereof until the Closing Date.

         5.6  Taxes.

         (a) Sellers agree to timely file all sales or transfer tax returns with respect to sales, including the sale of Assets hereunder, occurring on or before the Closing Date, in connection with the Systems, and Sellers shall timely pay all sales or transfer taxes applicable to the sales reported on such tax returns, provided that Buyer cooperates, to the extent required, in the preparation and execution of such tax returns and related filing.

         (b) Sellers and Buyer shall cooperate fully as and to the extent reasonably requested by the other party in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers and Buyer agree (i) to retain all books and records with respect to Tax matters pertinent to the Assets relating to all taxable periods until the statute of limitations (including any extensions) as to any taxable year that may be affected thereby shall have run, (ii) to abide by all record retention agreements entered into with any Governmental Authority, and (iii) to give the other party reasonable written notice prior





                                       -20-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT
to destroying or discarding any such books and records and, if one party so requests, shall allow the requesting party to take possession of such books and records proposed for destruction or discard.

         (c) No new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the Assets shall be made after the date of this Agreement without the prior written consent of Buyer.


                                   ARTICLE 6

                                Other Covenants

         6.1  Confidentiality.

         (a) Neither of the parties hereto shall make any public announcement regarding the transactions contemplated in this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that either of the parties may at any time make announcements which are required by applicable law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other party of such requirement and discusses with the other party in good faith the exact wording of any such announcement.

         (b) Each party shall keep strictly confidential any and all information furnished to it or to its Affiliates, agents or representatives in the course of negotiations relating to this Agreement or any transaction contemplated by this Agreement, and the business and financial reviews and investigation conducted by such party in connection with this Agreement. Each party has instructed its officers, employees and other representatives having access to such information of such party's obligation of confidentiality. If this Agreement is terminated, each party shall promptly deliver to the other party or certify as to the destruction of all originals and copies (including all notes, extracts and computer disks) of documents, work papers and other written material concerning or obtained from such other party or its agents, employees or representatives in connection with such negotiations and business and financial reviews and investigations, whether so obtained before or after the execution hereof. Neither party shall use any information so obtained except in connection with the transactions contemplated by this Agreement or disclose or divulge such information to any other person, and each party will keep confidential any information so obtained.

         (c) Notwithstanding the foregoing, either party may disclose any information which such party is obligated under this Section 6.1 to keep confidential after consultation with the other party as follows:





                                       -21-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT

                 (i)  to which the other party consents in writing;

                 (ii) to representatives, agents, consultants and attorneys of the disclosing party who need to know such confidential information for the purpose of assisting or advising such party, provided that the disclosing party informs each such representative, agent, consultant and attorney of the confidential nature of such information and requires them to be bound by the provisions of this Section 6.1 prior to disclosure;

                 (iii) to third parties whose consent or approval is required for consummating the transactions contemplated herein;

                 (iv)  in compliance with applicable Legal Rules; or

                 (v) in order to use such information as evidence in or in connection with any pending or threatened litigation related to this Agreement or any transaction contemplated hereunder;

but in each case only to the extent such disclosure is necessary in connection with the purpose for which disclosure is permitted. The obligations of confidentiality set forth herein shall not apply to information generally available to the public or in the possession of the receiving party on a non-confidential basis.

         6.2 HSR Notification. As soon as practicable, if required by applicable Legal Rules, Sellers and Buyer shall complete and file, or cause to be completed and filed, any notification and report required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Each of the parties will take or cause to be taken any additional action that may be necessary, proper or advisable, will cooperate to prevent inconsistencies between their respective filings and will furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the HSR Act. Buyer, on the one hand, and Sellers, on the other hand, shall use commercially reasonable efforts (including the filing of a request for early termination) to obtain the early termination of the waiting period under the HSR Act. Buyer and Sellers shall share equally all HSR filing fees and any other fees to a governmental authority in connection with the transfer of the Assets.

         6.3 Required Consents and Estoppel Certificates. Sellers will use reasonable commercial efforts to obtain, as soon as possible, all the Required Consents, in form and substance





                                       -22-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT
satisfactory to Buyer. Required Consents will be deemed to be satisfactory to Buyer if they are similar in all material respects to the applicable form attached as EXHIBIT B, C OR D. Sellers will provide copies of all correspondence to or from, any parties in connection with the Required Consents. Buyer will cooperate with Sellers to obtain all Required Consents. Buyer, on the one hand, and Sellers, on the other hand, shall bear equally any costs or fees in connection with obtaining the Required Consents.

         6.4     Franchise Transfer Expenses.

         Buyer and Sellers shall share equally all administrative fees and expenses, if any, required by any Governmental Authority in connection with the transfer to Buyer of all Franchises.

         6.5  Employee Matters.

         (a) Employment. SCHEDULE 3.19(a) sets forth a list of all employees of the Systems as of June 30, 1997, showing then-current positions and rates of compensation. At least forty-five (45) days prior to the Closing, Buyer shall notify Sellers of the employees ("Prospective Employees") it intends to hire and shall offer employment as of the Closing Date to all Prospective Employees for a position with at least comparable responsibility. Prospective Employees who accept Buyer's offer of employment and become employees of Buyer within six (6) months of the Closing Date are referred to herein as "New Employees" and all other employees of the Systems are referred to as "Nontransferring Employees." Subject to the provisions of this Section
6.5 as to any particular benefit, Buyer shall provide New Employees with compensation and employee benefits that are substantially similar to those provided to similarly situated Buyer employees. Buyer shall indemnify and hold Sellers and their Affiliates harmless from and against all claims, expenses (including reasonable attorneys' fees), loss and liability arising either (i) out of Sellers' submission of personnel records or information to Buyer about the employees of the Systems, or (ii) with respect to the New Employees' employment with Buyer after the Closing. Except as otherwise specifically provided in this Agreement, Sellers and their Affiliates shall indemnify and hold Buyer and its Affiliates harmless from and against all claims, expenses (including reasonable attorneys' fees), loss and liability arising out of the New Employees' and Nontransferring Employees' employment with Sellers or their Affiliates prior to the Closing.

         (b) Service Credit for New Employees. Subject to the provisions of this Section as to any particular benefit, Buyer shall recognize all prior service of New Employees with the Sellers and any Affiliate that is aggregated with the Sellers under section 414(b), 414(c) or 414(m) of the Code ("ERISA Affiliate") for tenure purposes, and for all benefit plan purposes, other than benefit accrual under a defined benefit





                                       -23-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT
plan, at least to the extent recognized under the comparable Sellers employee benefit plan as in effect on the Closing Date, but without regard to any amendment increasing such service adopted or made effective less than twelve
(12) months prior to the Closing Date. On or before the Closing Date, Sellers shall provide Buyer with a list setting forth the service accrued by each Prospective Employee. Sellers agree that Buyer shall be under no obligation to and shall not assume sponsorship of any Employee Plan.

         (c) Qualified Defined Contribution Plan. Each Seller is currently a participating company in the InterMedia Partners Tax-Deferred Savings Plan ("Sellers' DC Plan"). New Employees shall not accrue any further benefits under the Sellers' DC Plan as of any date after the Closing (unless employed by either Seller or its ERISA Affiliates).

         Buyer is a participating company in the Northland Telecommunications Corporation 401(k) Plan ("Buyer's DC Plan"). The account balances of New Employees in the Sellers' DC Plan shall be transferred to the Buyer's DC Plan as soon as reasonably practicable following the Closing in accordance with this Subsection 6.5(c). Buyer represents and warrants that the Buyer's DC Plan and related trust meet the requirements for qualification under section 401 and related sections of the Code and shall continue to meet such requirements as of the date of the transfer described in this Subsection 6.5(c). Prior to such transfer, but in no event later than two (2) months after the Closing Date, Buyer shall provide to Sellers satisfactory evidence that the Buyer's DC Plan complies with such requirements, including copies of Buyer's DC Plan and the most recent determination letter issued by the Internal Revenue Service (and any subsequent determination letter application filed with the Internal Revenue Service).

         As soon as reasonably practicable after the Closing and provision of satisfactory evidence pursuant to this Subsection 6.5(c), the trustee of Sellers' DC Plan shall transfer to the trustee of Buyer's DC Plan cash and/or assets, including plan loan obligations, equal to the value of the account balances of each New Employee under Sellers' DC Plan as of the last valuation date immediately preceding the transfer date, which amount shall be credited to the respective account or accounts under Buyer's DC Plan. The foregoing notwithstanding, the amount to be so transferred with respect to any New Employee shall be reduced by any withdrawals and other distributions made from Sellers' DC Plan to the New Employee between such valuation date and such transfer date.

         Buyer agrees that once the transfers made herein have been made, the sole and exclusive responsibility for providing the benefits accrued by the New Employees under Sellers' DC Plan as of the transfer date and transferred to Buyer's DC Plan shall be that of Buyer's DC Plan and Buyer.





                                       -24-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT

         (d) Welfare Plans. Each New Employee shall be eligible for coverage as of the later of the Closing Date or the date on which he or she becomes a New Employee (the "Employment Transfer Date") under any medical, dental, vision, prescription drug, life insurance and other welfare benefit plans (within the meaning of section 3(1) of ERISA) maintained by Buyer for its employees ("Buyer's Welfare Plans"). Buyer agrees to (i) waive any waiting periods and preexisting condition limitations in Buyer's Welfare Plans, except to the extent coverage would have been denied or restricted on a similar basis under the welfare benefit plans of Sellers for employees of the Systems ("Sellers' Welfare Plans") and (ii) coordinate deductibles, maximum benefit restrictions and "out-of-pocket" maximums so that (A) New Employees receive credit toward any deductibles under Buyer's Welfare Plans for deductibles paid under the Sellers' Welfare Plans during the coverage year of the Buyer's Welfare Plans in which the Employment Transfer Date occurs and (B) New Employees receive credit for eligible claims incurred under the Sellers' Welfare Plans during the coverage year of the Buyer's Welfare Plans in which the Employment Transfer Date occurs toward any "out-of-pocket" maximums under Buyer's Welfare Plans. As soon as reasonably practicable after the Closing Date, Sellers shall prepare and deliver to Buyer SCHEDULE 6.5(d), setting forth the information needed for Buyer to comply with the preceding sentence.
Sellers will pay or cause to be paid all eligible unpaid claims incurred by New Employees prior to the Employment Transfer Date and which are timely submitted for reimbursement in accordance with the Sellers' Welfare Plans. Sellers will be responsible for providing continuation health care ("COBRA") coverage as required by section 4980B of the Code and sections 601-608 of ERISA to or with respect to any of Sellers' employees who incurs a "qualifying event" prior to the Employment Transfer Date, including a qualifying event that occurs as a result of the transaction contemplated by this Agreement. Buyer will be responsible for providing COBRA coverage to or with respect to any New Employee who incurs a "qualifying event" after the Employment Transfer Date.

         (e) Vacation. As of the Closing Date, Buyer shall assume Sellers' liability for each New Employee's vacation pay for up to and including four weeks of vacation accrued under the Sellers' vacation policy but not taken before the Closing Date. The aggregate dollar value of the liabilities so assumed by Buyer shall be an "Other Current Liability."

         (f) Sick Leave. As of the Closing Date, Buyer shall assume Sellers' liability for each New Employee's sick (short-term disability) days for up to and including ten (10) days of sick leave accrued under the Sellers' sick leave policy but not taken before the Closing Date. The aggregate dollar value of the liabilities so assumed by Buyer shall be an "Other Current Liability."

         (g)     General.  Sellers and Buyer shall give any notices





                                       -25-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT
required by law and take whatever other actions with respect to the plans described in this Section as may be necessary to carry out the arrangements described in this Section 6.5. Sellers and Buyer shall provide each other with such plan documents and descriptions, employee data and other information as may reasonably be required to carry out the arrangements described in this Section. If any of the arrangements in this Section is determined by the Internal Revenue Service or other applicable governmental authority, or by a court of competent jurisdiction, to be prohibited by law, Sellers and Buyer shall modify such arrangement to as closely as possible retain the intent of the parties, as reflected herein, in a manner that is not so prohibited.

         (h) No Third Party Beneficiaries. Except as set forth in Section 10.2, nothing in this Section 6.5 or elsewhere in this Agreement shall be deemed to make any employee of Sellers a third party beneficiary of this Agreement.

         6.6 Programming Services. As of the Closing and notwithstanding anything to the contrary contained herein, Buyer shall have entered into programming agreements with each of TV Land, Home Shopping Network and TV Food which provide for carriage of such programming to those customers of the System as are currently receiving such programming. In the event that, as of the Closing Date, Buyer has not entered into such an agreement with TV Land, Buyer shall pay Sellers forty thousand six hundred twenty-two dollars ($40,622) in cash.


                                   ARTICLE 7

                  Conditions Precedent to Obligations of Buyer

         7.1 Conditions Precedent. The obligations of Buyer to consummate the transactions contemplated on the Closing Date are subject to the satisfaction, on or before the Closing Date, of all the following conditions:

         (a) If required under applicable Legal Rules, all filings required under the HSR Act shall have been made and the applicable waiting period shall have expired or been earlier terminated without the receipt of any objection or the commencement or threat of any litigation by a Governmental Authority of competent jurisdiction to restrain the consummation of the transactions contemplated by this Agreement.

         (b) Sellers shall have performed and complied in all material respects with all covenants, conditions and obligations required by this Agreement to be performed or complied with by Sellers on or before the Closing Date.

         (c) All representations and warranties of Sellers, including, without limitation, those made to the knowledge of





                                       -26-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT

Sellers, contained in this Agreement, shall be true, correct and complete in all material respects on and as though made on the Closing Date.

         (d) Each of the Franchises transferred pursuant to this Agreement and listed on SCHEDULE 1.22 hereof shall have a term expiring no earlier than one
(1) year after the Closing Date.

         (e) Sellers shall have obtained and delivered to Buyer all Required Consents.

         (f) As of the Closing Date, no action or proceeding shall be completed, pending or threatened against Buyer or Seller that has or may result in a judgment, decree or order that would prevent or make unlawful the consummation of the transactions under this Agreement or have a material adverse effect on the Systems and there shall be in effect no order restraining or prohibiting the consummation of the transactions contemplated by this Agreement nor any proceedings pending with respect thereto.

         (g) Sellers shall have tendered to Buyer all documents which Sellers are required by Section 9.2(a) to deliver to Buyer.

         7.2 Waiver. Buyer may waive any or all of the conditions set forth in Section 7.1 hereof in whole or in part; however, no such waiver of a condition shall constitute a waiver by Buyer of any of its other rights or remedies under this Agreement or otherwise at law or in equity if Sellers should be in default of any of the covenants, agreements, representations or warranties of Sellers under this Agreement.


                                   ARTICLE 8

                 Conditions Precedent to Obligations of Sellers

         8.1 Conditions Precedent. The obligations of Sellers to consummate the transactions contemplated on the Closing Date are subject to the satisfaction, on or before the Closing Date, of all the following conditions:

         (a) If required under applicable Legal Rules, all filings required under the HSR Act shall have been made and the applicable waiting period shall have expired or been earlier terminated without the receipt of any objection or the commencement or threat of any litigation by a Governmental Authority of competent jurisdiction to restrain the consummation of the transactions contemplated by this Agreement.

         (b) Buyer shall have performed and complied in all material respects with all covenants, conditions and obligations required by this Agreement to be performed or complied with by Buyer on or before the Closing Date.





                                       -27-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT

         (c) All representations and warranties made by Buyer, including, without limitation, those made to the knowledge of Buyer, contained in this Agreement shall be true, correct and complete in all material respects at and as of the Closing Date as though made on such date.

         (d) Sellers shall have obtained all Required Consents, provided that this condition shall be deemed to be satisfied as to Sellers with respect to any Required Consent if Buyer at or prior to Closing waives the requirement that such consent be obtained prior to Closing.

         (e) The closing of the Royston/Toccoa Sale shall have occurred or will occur simultaneously with the Closing hereunder.

         (f) As of the Closing Date, no action or proceeding shall be completed, pending or threatened against Sellers or Buyer that has or is likely to result in a judgment, decree or order that would prevent or make unlawful the consummation of the transactions under this Agreement and there shall be in effect no order restraining or prohibiting the consummation of the transactions contemplated by this Agreement nor any proceedings pending with respect thereto.

         (g) Buyer shall have tendered to Sellers the Purchase Price and all documents which Buyer is required by Section 9.2(b) to deliver to Sellers.

         8.2 Waiver. Sellers may waive any or all of such conditions set forth in Section 8.1 hereof in whole or in part; however, no such waiver of a condition shall constitute a waiver by Sellers of any of their other rights or remedies under this Agreement or otherwise at law or in equity if Buyer should be in default of any of the covenants, agreements, representations or warranties made by Buyer under this Agreement.


                                   ARTICLE 9

                                    Closing

         9.1 Closing. The Closing shall take place on the Closing Date at the place set forth in Section 2.6. At the Closing, each of the parties shall take all action and deliver all documents, instruments, certificates, agreements and other items as required under this Agreement in order to perform, fulfill and observe all covenants, conditions and agreements on its part to be performed, fulfilled and observed at or prior to the Closing Date (and not theretofore accomplished) and cause all conditions precedent to the other party's obligations hereunder to be satisfied in full.





                                       -28-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT

         9.2  Closing Documents.

         (a) At the Closing, Sellers shall deliver to Buyer all of the following:

                 (i) a certificate of each Seller that all appropriate action authorizing the execution, performance and delivery of this Agreement has been taken;

                 (ii) a copy of each instrument pursuant to which a Governmental Authority or other person consents to the transfer of the Franchise which it issued, substantially in the form of EXHIBIT B;

                 (iii) wire transfer instructions for the Purchase Price and a receipt, substantially in the form of EXHIBIT E, for the Purchase Price;

                 (iv)  a bill of sale, substantially in the form of EXHIBIT F;

                 (v) for each parcel of Real Property a deed in the form customarily used in the jurisdiction where the real property is located;

                 (vi) Certification of Nonforeign Status for each Seller pursuant to section 1.1445-2(b)(2) of the United States Treasury Income Tax Regulations, substantially in the form of EXHIBIT G;

                 (vii) for each lease of real property listed on SCHEDULE 3.13 for which a consent is required, an assignment, assumption and consent, if required, substantially in the form of EXHIBIT C, duly executed by the relevant Seller and the third party, if any, whose consent is required for the assignment of such lease;

                 (viii) for each Contract the assignment of which requires a Required Consent, an assignment, assumption and consent substantially in the form of EXHIBIT D, duly executed by the relevant Seller and the third party to such Contract;

                 (ix) documents of title for any motor vehicles included within the Assets;

                 (x) a certificate of each Seller, substantially in the form of EXHIBIT H;

                 (xi) a written opinion dated the Closing Date, from Pillsbury Madison & Sutro LLP, counsel to Sellers, in the form annexed hereto as
         EXHIBIT I;





                                       -29-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT

                 (xii) all data, books and records which relate primarily to the Systems and the Assets;

                 (xiii) a Certificate of Good Standing for each Seller certified to by the Secretary of State of the State of California and a Certificate of Qualification certified to by the Secretary of State of the State of South Carolina;

                 (xiv) such other documents and certificates as Buyer may reasonably request.

         (b) At the Closing, Buyer shall deliver to Sellers the following documents:

                 (i) a Certificate of Good Standing of Buyer certified to by the Secretary of State of the State of Washington and a Certificate of Qualification of Buyer certified to by the Secretary of State of the State of South Carolina;

             (ii) a Certificate of Buyer that all appropriate action authorizing the execution, performance and delivery of this Agreement has been taken;

            (iii) an assumption agreement, substantially in the form of EXHIBIT J and an executed counterpart of each assignment, assumption and consent delivered by Sellers pursuant to and in accordance with
         Section 9.2(a) hereof;

             (iv) a written opinion dated the Closing Date, from Buyer's counsel, in the form annexed hereto as EXHIBIT K;

                 (v) a certificate of Buyer, substantially in the form of EXHIBIT L;

                 (vi) a wire transfer of the Purchase Price pursuant to instructions received from Sellers; and

            (vii) such other documents and certificates as Sellers may reasonably request.


                                   ARTICLE 10

                                Indemnification

         10.1  Indemnification by Sellers.

         (a) Each Seller agrees severally, and for its own account only, to indemnify Buyer and hold it harmless on an after-Tax basis, from any and all losses, liabilities, claims, suits, proceedings, demands, judgments, damages, expenses and costs,





                                       -30-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT
including, without limitation, counsel fees and disbursements, expert fees and costs and expenses incurred in the investigation, defense or settlement of any claims covered by this indemnity (in this Section 10.1, collectively, the "Indemnifiable Damages") which Buyer may suffer or incur by reason of (i) the inaccuracy of any representation or warranty of such Seller contained in this Agreement; (ii) the breach by such Seller of any covenant made by it in any of the Transaction Documents; (iii) the ownership, operation or transfer of the Assets or the Systems on or prior to the Closing Date and any liabilities relating to the Systems not assumed by Buyer, provided that in no case shall this Subsection 10.1(a)(iii) apply to or include Indemnifiable Damages caused by, relating to or arising under Environmental laws, including contamination of the Real Property, which are intended to be covered by Subsection 10.1(a)(i). The foregoing obligation of Sellers shall be subject to and limited by each of the qualifications set forth in this Article 10.

         (b) Except as set forth in subparagraphs (i) and (ii) below or with respect to bona fide and valid claims for which notice has been given within twelve (12) months of the Closing Date, each representation, warranty and covenant made by Sellers in this Agreement or pursuant hereto shall survive until the date which is twelve (12) months following the Closing Date, and thereafter all such representations, warranties and covenants shall be extinguished:

                 (i) the representations, warranties and covenants made by Sellers in Section 5.6 (Taxes) shall survive until the end of any statutory limitation period with respect thereto; and

             (ii) the representations, warranties and covenants made by Sellers in the first sentence of Section 3.8 (title) shall survive indefinitely.

         (c)  The indemnity obligations of Sellers hereunder shall not apply
(i) to the extent that Buyer is compensated for the same loss under Buyer's insurance policies in the absence of any indemnity hereunder if the insurers under such policy waive their rights of subrogation with respect thereto; (ii) if the damages to Buyer do not exceed $500,000; and (iii) if such damages exceed $500,000, the indemnity obligations hereunder shall only apply to that portion of the damages that exceed such $500,000 threshold and thereafter losses shall be paid up to a maximum of $9,750,000.

         (d) Four hundred forty-four thousand and two hundred dollars ($444,200) of the Purchase Price shall be held in escrow pursuant to a mutually acceptable form of escrow agreement, a form of which is attached hereto as EXHIBIT M (the "Post-Closing Escrow Agreement") for a period of six (6) months after the Closing as security for the indemnity obligations of Sellers hereunder.





                                       -31-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT

         10.2  Indemnification by Buyer.

         (a) Buyer agrees to indemnify each Seller and its Affiliates, directors, partners, agents and employees against and hold each of them harmless on an after-Tax basis, from any and all Indemnifiable Damages which any such indemnified party may suffer or incur by reason of or in connection with (i) the inaccuracy of any representation or warranty of Buyer contained in this Agreement or any document, certificate or agreement delivered pursuant hereto; (ii) the breach by Buyer of any covenant made by it in any of the Transaction Documents; (iii) the ownership and operation of the Assets after the Closing Date; and (iv) any obligation or liability assumed by Buyer hereunder or under any document, certificate or agreement delivered pursuant hereto. The foregoing obligation of Buyer shall be subject to and limited by each of the qualifications set forth below.

         (b) Except as set forth in the next succeeding sentence, or with respect to bona fide and valid claims for which notice has been given prior to the date twelve (12) months from the Closing Date, each representation, warranty and covenant made by Buyer in this Agreement or pursuant hereto and the indemnity obligations set forth in this Section 10.2 shall survive until the date twelve (12) months from the Closing Date, and thereafter all such representations, warranties, covenants and indemnity obligations and any liability thereunder shall be extinguished. The right of Sellers to assert claims for Indemnifiable Damages arising out of the ownership or operation of the Assets or the Systems after the Closing Date and any obligation or liability assumed by Buyer hereunder or pursuant hereto shall survive indefinitely.

         (c) The indemnity obligations of Buyer hereunder shall not apply (i) to the extent that Sellers or any Affiliates are compensated for the same loss under Sellers' or any Affiliate's insurance policies in the absence of any indemnity hereunder if the insurers under such policy waive their rights of subrogation with respect thereto; (ii) if the damages to Sellers or any Affiliates do not exceed $500,000; and (iii) if such damages exceed $500,000, the indemnity obligations hereunder shall only apply to that portion of the damages that exceed such $500,000 threshold and thereafter losses shall be paid up to a maximum of $9,750,000. Notwithstanding anything to the contrary contained herein, the limitations set forth in this Section 10.2(c) shall not apply with respect to any liability related to Section 6.6 hereof.

         10.3  Notice and Right To Defend Third-Party Claims.

         (a) Upon receipt of written notice of any claim, demand or assessment or the commencement of any suit, action or proceeding in respect of which indemnity may be sought on account of an indemnity agreement contained in this Article,





                                       -32-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT
the party seeking indemnification (the "Indemnitee") shall promptly, but in no event later than twenty (20) days prior to the date a response or answer thereto is due (unless a response or answer is due within fewer than twenty
(20) days from the date of Indemnitee's receipt of notice thereof), inform the party against whom indemnification is sought (the "Indemnitor") in writing thereof. The failure, refusal or neglect of such Indemnitee to notify the Indemnitor within the time period specified above of any such claim or action shall relieve such Indemnitor from any liability which it may have to such Indemnitee in connection therewith, if the effect of such failure, refusal or neglect is to prejudice materially the rights of the Indemnitor in defending against the claim or action.

         (b) In case any claim, demand or assessment shall be asserted or suit, action or proceeding commenced against an Indemnitee, and such Indemnitee shall have timely and properly notified the Indemnitor of the commencement thereof, the Indemnitor shall assume the defense, conduct or settlement thereof, with counsel selected by the Indemnitor. After assumption of the defense, conduct or settlement thereof, the Indemnitor will not be liable to the Indemnitee for expenses incurred by Indemnitee in connection with the defense, conduct or settlement thereof, except for such expenses as may be reasonably required to enable the Indemnitor to take over such defense, conduct or settlement.

         (c) The Indemnitee will at its own expense cooperate with the Indemnitor in connection with any such claim, make personnel, witnesses, books and records relevant to the claim available to the Indemnitor at no cost, and grant such authorizations or powers of attorney to the agents, representatives and counsel of the Indemnitor as the Indemnitor may reasonably request in connection with the defense or settlement of any such claim.

         (d) Notwithstanding the foregoing in this Section 10.3, the Indemnitee shall have the right to employ separate counsel in any such action, claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be its fees and expenses unless (i) the Indemnitor has agreed to pay such fees and expenses, (ii) the Indemnitor has failed to assume the defense of such action, claim or proceeding or (iii) the named parties to any such action, claim or proceeding (including any impleaded parties) include both the Indemnitor and the Indemnitee and the Indemnitee has been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnitor (in which case, if the Indemnitee informs the Indemnitor in writing that it elects to employ separate counsel at the expense of the Indemnitor, the Indemnitor shall not have the right to assume the defense of such action, claim or proceeding on behalf of the Indemnitee, it being understood, however, that the Indemnitor shall not, in





                                       -33-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT
connection with any one such action, claim or proceeding or separate but substantially similar or related actions, claims or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnitee, which firm shall be designated in writing by the Indemnitee).

         10.4 Notice and Right to Remediate. Anything in this Agreement to the contrary notwithstanding, Sellers shall have no obligation to indemnify Buyer with respect to Indemnifiable Damages arising under Environmental Laws, including damages due to any necessary investigation, remediation or cleanup of Hazardous Substances at the Real Property, unless Buyer first gives Sellers an option to conduct any necessary response or perform any required work and Sellers refuse to do so. Such an option should be given with the written notice required by Section 10.3(a), but in any case, shall be given prior to any Buyer expenditure of what it considers to be Indemnifiable Damages. Sellers shall respond to the option in writing within thirty (30) Business Days. If Sellers exercise their option, Sellers shall perform all work in a safe and workmanlike manner in compliance with all applicable Environmental Laws to the satisfaction of the appropriate Governmental Authority. In addition, Sellers will afford Buyer a reasonable opportunity to comment (at Buyer's sole expense) in advance of Sellers' proposed responses or submissions to Governmental Authorities or third parties relating to activities on the Property, including reports and workplans, provided that such comment period does not delay or interfere with Sellers' obligations to any third party. Sellers shall consider Buyer's comments in good faith, but are under no obligation to accept or incorporate Buyer's comments. Buyer, its representatives and agents will not make comments or submissions to any Governmental Authority or third parties with respect to environmental conditions as to which Sellers have exercised their option. Any conflicts between Section 10.3 and this Section 10.4 shall be resolved in favor of this
Section 10.4.

         10.5 Mitigation. Nothing herein contained shall affect a party's legal duty to mitigate damages.

         10.6 Exclusive Remedy. This Article 10 shall be the sole and exclusive basis of any remedy that each party may have against the other party for an inaccuracy or breach of a representation, warranty or covenant under this Agreement or any agreement contemplated hereby, and each party hereby waives any claim (other than under this Article 10) it may have against the other party with respect to the inaccuracy or breach of any such representation, warranty or covenant.





                                       -34-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT

                                   ARTICLE 11

                                  Termination

         11.1 Termination Events. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

         (a)     at any time, by the mutual agreement of Buyer and Sellers;

         (b) by either Buyer or Sellers, upon written notice to the other, if the conditions to its obligations set forth in Sections 7.1 and 8.1, respectively, shall not have been satisfied or waived on or before December 31, 1997 for any reason other than a breach or default by such party of its respective covenants, agreements, or other obligations hereunder, or any of its representations or warranties herein not being true and accurate when made or when otherwise required by this Agreement to be true and accurate;

         (c) By Sellers, in the event that the Closing does not occur by reason of breach or default by the Buyer under this Agreement and provided that Sellers have not breached or defaulted hereunder and have performed or stand ready, willing, and able to perform, their obligations under this Agreement in all material respects;

         (d) By the Buyer, in the event that the Closing does not occur by reason of a breach or default by the Sellers under this Agreement and provided that the Buyer has not breached or defaulted hereunder and has performed or stands ready, willing, and able to perform, its obligations under this Agreement in all material respects; or

         (e) By Sellers in the event that the Closing does not occur because the Purchase Price, as adjusted, is less than the threshold set forth in Section 2.3(a).


         11.2 Manner of Exercise. In the event of the termination of this Agreement by either Buyer or Sellers pursuant to this Article 11, notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the transactions contemplated hereunder shall be abandoned without further action by Buyer or Sellers.

         11.3 Effect of Termination. In the event of the termination of this Agreement pursuant to this Article 11 and prior to the Closing, all obligations of the parties hereunder shall terminate, except for the respective obligations of the parties under Sections 6.1 (Confidentiality) and 12.14 (Expenses); provided, however, that no termination of this Agreement shall (a) relieve a defaulting or breaching party from any liability to the other party or parties hereto for or in respect of such





                                       -35-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT
default or (b) result in the rescission of any transaction theretofore consummated hereunder. If this Agreement is terminated by Sellers in accordance with Section 11.1(c) or by Buyer other than in accordance with
Section 11.1, Sellers shall be entitled to retain the Deposit.


                                   ARTICLE 12

                                    General

         12.1  Covenant Not To Sue and Nonrecourse to Partners.

         (a) Buyer agrees that notwithstanding any other provision in this Agreement, any agreement, instrument, certificate or document entered into pursuant to or in connection with this Agreement or the transactions contemplated herein or therein (each a "Transaction Document") and any rule of law or equity to the contrary, to the fullest extent permitted by law, Sellers' obligations and liabilities under all Transaction Documents and in connection with the transactions contemplated therein shall be nonrecourse to all direct and indirect general and limited partners of Sellers.

         (b) "Nonrecourse" means that the obligations and liabilities are limited in recourse solely to the assets of Sellers (for those purposes, any capital contribution obligations of the general and limited partners of Sellers or any negative capital account balances of such partners shall not be deemed to be assets of Sellers) and are not guaranteed directly or indirectly by, or the primary obligations of, any general or limited partner of Sellers, and neither Sellers nor any general or limited partner or any officer, director, partner, employee or agent of Sellers or any general or limited partner of any successor partnership, either directly or indirectly, shall be personally liable in any respect (except to the extent of their respective interests in the assets of Sellers) for any obligation or liability of Sellers under any Transaction Document or any transaction contemplated therein.

         (c) "Direct" partners include all general and limited partners of Sellers, and "indirect" partners include all general and limited partners and members of each direct partner and all general and limited partners and members of each such indirect partner and all such further indirect partners and members thereof and each such indirect partner.

         (d) Buyer hereby covenants for itself, its successors and assigns that it, its successors and assigns will not make, bring, claim, commence, prosecute, maintain, cause or permit any action to be brought, commenced, prosecuted, maintained, either at law or equity, in any court of the United States or any state thereof against any direct or indirect member or general or limited partner of Sellers or any officer, director, partner, employee or agent of Sellers or any direct or indirect





                                       -36-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT
member or general or limited partner of Sellers for (i) the payment of any amount or the performance of any obligation under any Transaction Document or
(ii) the satisfaction of any liability arising in connection with any such payment or obligation or otherwise, including without limitation, liability arising in law for tort (including, without limitation, for active and passive negligence, negligent misrepresentation and fraud), equity (including, without limitation, for indemnification and contribution) and contract (including, without limitation, monetary damages for the breach of representation or warranty or performance of any of the covenants or obligations contained in any Transaction Document or with the transactions contemplated herein or therein).

         12.2 Assignment. Neither Buyer nor Sellers may assign its rights and obligations under, or grant a security interest in, this Agreement to any person or entity other than an Affiliate of such party without the consent of the other parties hereto.

         12.3 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether herein so expressed or not. Except as provided in Sections 10.1, 10.2 and 12.1, no person other than Buyer and Sellers and their respective Affiliates may rely upon any provision of this Agreement or any agreement, instrument, certificate or document executed pursuant to this Agreement.

         12.4 Time of Essence. Time is of the essence in each and every provision in this Agreement.

         12.5 Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any provision of this Agreement in any other jurisdiction.

         12.6 Amendment. Except as otherwise provided herein, Buyer and Sellers may amend, modify or supplement this Agreement at any time, but only in writing duly executed by all parties hereto.

         12.7 Terms. Defined terms used herein are equally applicable to the singular and plural forms as appropriate. Unless otherwise expressly stated herein, references to Articles and Sections are to articles and sections of this Agreement and references to parties, Exhibits and Schedules are to the parties, and the exhibits and schedules attached, to this Agreement.

         12.8  Headings.  The headings preceding the text of





                                       -37-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT

Sections of this Agreement are for convenience only and shall not be deemed a part hereof.

         12.9 Entire Understanding; Schedules. The terms set forth in this Agreement including its Schedules and Exhibits are intended by the parties as a final, complete and exclusive expression of the terms of their agreement and may not be contradicted, explained or supplemented by evidence of any prior agreement, any contemporaneous oral agreement or any consistent additional terms. The Schedules and Exhibits attached to this Agreement are made a part of this Agreement. All documents or information disclosed in the Schedules are intended to be disclosed for all purposes under this Agreement and will also be deemed to be incorporated by reference in each Schedule to which they may be relevant without further disclosure.

         12.10 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.11 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

         12.12 Notices. Any notice or demand desired or required to be given hereunder shall be in writing and deemed given when personally delivered, sent by telecopier, overnight courier or deposited in the mail, postage prepaid, sent certified or registered, return receipt requested, and addressed as set forth below or to such other address as either party shall have previously designated by such a notice. Any notice so delivered personally or by telecopy shall be deemed to be received on the date of delivery or transmission by telecopier; any notice so sent by overnight courier shall be deemed to be received one (1) Business Day after the date sent; and any notice so mailed shall be deemed to be received on the date stamped on the receipt (rejection or other refusal to accept or inability to deliver because of a change of address of which no notice was given shall be deemed to be receipt of the notice).

         If to Sellers:

         235 Montgomery Street, Suite 420
         San Francisco, CA 94104
         Attention:  Mr. Rodney M. Royse
         Telephone:  (415) 616-4600
         Telecopier:  (415) 397-3978





                                       -38-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT

         Copy to:

         Pillsbury Madison & Sutro LLP
         235 Montgomery Street
         San Francisco, CA 94104
         Attention:  Gregg F. Vignos, Esq.
         Telephone:  (415) 983-1649
         Telecopier:  (415) 983-1200

         If to Buyer:

         Northland Cable Television, Inc.
         1201 Third Avenue, Suite 3600
         Seattle, WA 98101
         Attention:  Mr. John S. Whetzell
         Telephone:  (206) 674-3900
         Telecopier:  (206) 674-3950

         Copy to:

         Ryan Swanson & Cleveland
         1201 Third Avenue
         Suite 3400
         Seattle, WA 98101
         Attention:  John E. Iverson, Esq.
         Telephone:  (206) 464-4224
         Telecopy:   (206) 583-0359

         12.13 Further Acts. If, at any time before, on or after the Closing Date, any further action by either party is necessary to carry out the purposes of this Agreement, such party shall take all such necessary action or use such party's reasonable best efforts to cause such action to be taken.

         12.14 Expenses. Except as set forth in Sections 6.2, 6.3 and 6.4, Sellers and Buyer shall each bear its own costs and expenses incurred in connection with the negotiation, preparation or execution of this Agreement (including, but not limited to, fees and expenses of attorneys, accountants, brokers, consultants, finders and investment bankers), whether or not the Closing occurs. In the event that one of the parties hereto breaches this Agreement, however, and fails to consummate the transaction contemplated hereby, such breaching party shall be responsible for all costs and expenses incurred by the non-breaching party in connection herewith.


         12.15 Attorneys' Fees. If any action or proceeding is commenced between the parties with respect to the Transaction Documents, the prevailing party shall be entitled to all fees and expenses incurred by it in connection with such action or proceeding, including reasonable attorneys' fees.





                                       -39-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT

         12.16 Judicial Proceedings. Each party consents to the jurisdiction over it of the courts of the State of California in the City and County of San Francisco, and of the United States Courts in the Northern District of California and agrees that personal service of all process may be made by registered or certified mail pursuant to the provisions of Section 12.12.














                                       -40-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT

         IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

                                    SELLERS:

                                    INTERMEDIA PARTNERS OF CAROLINA, L.P.

                                    By:  InterMedia Partners, a
                                         California limited partnership
                                         Its General Partner

                                    By:  InterMedia Capital Management I, LLC,
                                         Its General Partner

                                    By:  InterMedia Management, Inc.
                                         Its Managing Member



                                    By: ___________________________________
                                          Rodney M. Royse
                                          Vice President


                                    ROBIN CABLE SYSTEMS, L.P.

                                    By:  MITGO CORP.,
                                         Its general partner



                                    By: ___________________________________
                                          Rodney M. Royse
                                          Attorney-In-Fact


                                    BUYER:

                                    NORTHLAND CABLE TELEVISION, INC.



                                    By: ___________________________________

                                    Title: ________________________________





                                       -41-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT

DO NOT DELETE THESE PAGES

References used in this doc - please update as needed


1.34                              required consents
1.5                               assumed contracts
1.19                              excluded assets
2.1                               purchase and sale of assets
2.3                               purchase price & payment
2.3(a)                            purchase price
2.3(a)                            consideration for assets
2.3(d)                            adjustment time
2.4                               preliminary & final settlements
2.4(a)                            preliminary adjustments report
2.4(b)                            final adjustments report
2.5                               disputed liabilities
2.6                               closing
?                                 closing date
2.6                               completion of purchase and sale
3.8                               title & encumbrances
?                                 franchises
3.12                              contracts
3.13                              real property
3.14                              environmental laws
3.14(b)                           environmental law
3.14(c)                           hazardous substance
3.15                              copyright act
3.16(a)                           cli
3.17(a)                           financial statements
3.17(a)                           profit (a)
3.17(b)                           material changes
5.6                               sellers taxes
3.19                              employees
3.19(a)                           employment agreements
3.19(b)                           collective agreements
3.19(c)                           employee benefit plans
3.19(c)                           employee plans
3.19(c)                           erisa
5.6                               sellers taxes
6.1                               confidentiality
6.2                               hsr act
6.5                               employee matters
6.5(a)                            nontransferring employees
6.5(a)                            new employees
?                                 prospective employees
6.5(b)                            erisa affiliates
6.5(c)                            qualified defined contribution
6.5(c)                            buyer's dc plan
6.5(c)                            sellers' dc plan
6.5(d)                            welfare plans
6.5(d)(i)                         sellers' welfare plans
6.5(d)                            buyer's welfare plans
6.5(d)(ii)(B)                     cobra
6.5(d)                            employment transfer date





                                       -42-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT

7.1                               buyers conditions precedent
Article 9                         article 9
9.2(a)                            closing docs-seller delivers
9.2                               closing documents
Article 10                        article 10
10.1                              indemnification by seller
10.1(a)                           indemnifiable damages
10.2                              indemnification by buyer
10.3                              notice and right
10.3(a)                           notice and right (a)
10.3(a)                           indemnitee
10.3(a)                           indemnitor
10.5                              mitigation
Article 11                        article 11
12.1                              covenant not to sue & nonrecourse
12.1(a)                           transaction document
12.1(b)                           nonrecourse
12.12                             notices
12.14                             expenses









                                       -43-                      ASSET PURCHASE
                                                             AND SALE AGREEMENT